Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Moriah Shilton
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600, ext. 138	(415) 433-3777
mshilton@lhai.com

ImageWare Systems Announces Preliminary Fourth Quarter and Year End 2006 Results
- Fourth Quarter Revenue up 10% Compared to Last Year’s Quarter –
- 2006 Revenue up 11% -

SAN DIEGO, CA, Mar. 30, 2007 - ImageWare® Systems, Inc. (AMEX: IW) ImageWare® Systems, a leading developer and provider of identity management solutions, today reported preliminary financial results for the quarter and year ended Dec. 31, 2006.

“Our focus on building relationships with major system integrators produced important wins with GE Security, Unisys Corporation, Computer Sciences Corporation and others in 2006,” stated Jim Miller, ImageWare’s chairman and chief executive officer. “Our efforts have begun to deliver results with increased revenue and improved gross margins. Compared to last year, fourth quarter revenue grew 10 percent while gross margins increased 18 percentage points to 68 percent of revenue, and 2006 revenue grew 11 percent while gross margins also increased 12 percentage points to 69 percent of revenue.”

Miller continued, “With our solid foundation of quality identity management software and our expanding partnerships, we are very optimistic we will gain more traction in 2007. Already this month, we entered into a large scale opportunity with Honeywell via a three-year, royalty-based licensing agreement to integrate IWS™ biometric enrollment and identity proofing, as well as card management and the issuance of biometrically-enabled secure credentials into Honeywell’s physical access control product suite. In addition, government mandates, such as Homeland Security Presidential Directive 12 (HSPD-12), a directive requiring a common identification standard for all Federal government employees and contractors, continue to drive demand for ImageWare’s open architecture and interoperable technologies. We are seeing corporations begin to use HSPD-12 as a standard as the private sector begins to upgrade their identity management security systems.”

Total net revenues for the fourth quarter 2006 were $2.4 million, compared to $2.2 million for the fourth quarter 2005. Fourth quarter 2006 operating expenses totaled $2.8 million, compared to $3.9 million in the fourth quarter 2005, which included a $450,000 charge to bad debts, a $257,000 expense to provide for the shut down of the company’s German office, and a $253,000 impairment charge. The loss from operations in the fourth quarter 2006 totaled $1.2 million, compared to loss from operations of $2.8 million in the fourth quarter 2005.

The company is finalizing the Series C Convertible Preferred Stock accounting treatment associated with the financing completed in November 2006. Therefore, the company has not included the net loss, loss per share or balance sheet data in this release.

For the full year 2006, total net revenues were $10.2 million, compared to $9.2 million for 2005. Loss from operations for 2006 was $5.1 million including $711,000 in charges for the expensing of stock options related to the implementation in 2006 of SFAS 123R, compared to $6.9 million for 2005 that did not include SFAS 123R related expense.

As of Dec. 31, 2006, ImageWare Systems had cash of $939,000. And as announced on March 12th, subsequent to the year end close, the company raised approximately $1.5 million through a private placement.

Financial Guidance
Miller concluded, “Although the first quarter of 2007 has been one of the busiest in the company’s history in terms of business activity, in terms of orders and revenue we expect it to be down from the fourth quarter of 2006. However, we are seeing strong indications the increased activity will result in a significant increase in orders beginning in the second quarter of 2007. We anticipate these orders will begin to convert to revenue during the second quarter and will enable us to achieve quarterly run rates in the second half of 2007 near or above breakeven levels in terms of both net income and cash flow. We expect an inflection point in our business in mid-2007, as a result of market adoption, market penetration through partners and recognition of the benefits of our product offering.”

Fourth Quarter and Recent Corporate Highlights

March

•                          Closed a $1.5 million private placement

•                          Retired outstanding debt that totaled $1.2 million as of December 31, 2006.

•                          Signed a three-year, royalty-based, licensing agreement with Honeywell Security to integrate biometric enrollment and identity proofing, as well as card management and issuance of biometrically-enabled secure credentials, into Honeywell’s physical access control product suite.

February

•                          Announced Unisys Corp. selected the IWS™ Biometric Engine™ to be a part of the Registry and Positive Identification Solution (RAPIDS) and HSPD-12 ID solutions on display in the Unisys Center of Excellence (COE) in Reston, VA.

January

•                          Awarded two new orders totaling $280,000 for its IWS Biometric Engine multi-biometric identity management platform from an undisclosed U.S. Federal Government agency and a large systems integrator.

•                          Announced Computer Sciences Corporation selected the IWS Biometric Engine to be a part of CSC’s Border and Immigration Solutions (BIS) Center of Excellence.

December

•                          Awarded a contract valued at approximately $1.2 million from an undisclosed Federal Government agency to develop a multi-biometric identity management prototype solution.

•                          Awarded a contract valued at approximately $288,000 to enhance the multi-biometric identification system the company initially developed in 2004 for the Secretaría de Relaciones Exteriores (SRE), the Mexican Ministry of Foreign Affairs.

November

•                  Announced an order valued at approximately $275,000 from GE Security for an undisclosed project, demonstrating the continued momentum of its partnership with GE Security.

•                  Closed a $2.3 million private placement.

Conference call information
A conference call on ImageWare’s fourth-quarter and year end earnings will be conducted today at 8:00 a.m. Pacific Time (11:00 a.m. ET) and available to all interested parties by dialing 877-407-9210 in the U.S. or 201-689-8049, if outside of the U.S. The call will also be available through a live audio Web broadcast at www.iwsinc.com/investors.cfm and http://www.vcall.com/IC/CEPage.asp?ID=115343. The call will be archived and available for replay from the investor relations page of ImageWare’s Web site at www.iwsinc.com or at www.vcall.com, until March 30, 2008. The call will also be available for replay via the phone until April 3, 2007 by calling 877-660-6853 in the U.S. or 201-612-7415, if outside of the U.S. To access the call, all parties will need the following replay pass codes: Account #286 and Conference ID #236461.

About ImageWare Systems, Inc.
ImageWare Systems, Inc. (AMEX:IW) is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement
This news release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED SATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Product	$1,481	$1,637	$7,606	$7,134
Maintenance	901	525	2,584	2,040
Total Revenues	2,382	2,162	10,190	9,174

Cost of Revenue
Product	527	838	2,216	2,917
Maintenance	246	234	964	994

Gross Profit	1,609	1,090	7,010	5,263
	68%	50%	69%	57%
Operating Expenses
General & administrative	1,237	1,981	4,764	5,272
Sales and marketing	819	790	3,553	3,320
Research and development	703	762	3,461	2,766
Impairment losses	0	253	0	253
Depreciation and amortization	59	132	304	569
Total Operating Expenses	2,818	3,918	12,082	12,180

Loss from operations	$(1,209)	$(2,828)	$(5,072)	$(6,917)